Exhibit 99.1
RXi Pharmaceuticals Reports Financial Results for the Third Quarter of 2009
Worcester, MA, November 16, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today reported its financial results for the quarter ended September 30, 2009.
“RXi continues to make excellent progress advancing its RNAi therapeutic platform, most notably self-delivering rxRNA™ compounds for both local and systemic administration,” said Noah Beerman, President and Chief Executive Officer of RXi. “We have reported positive pre-clinical data that outline the unique capabilities of our technology and how RXi is addressing important factors that we believe will lead to the successful development and eventual commercialization of RNAi therapeutics. With my successful track record of building a pipeline of biopharmaceutical products, I believe RXi should be well positioned to capitalize on these opportunities.”
Quarterly and Other Recent Highlights
Corporate Highlights:
•	Appointment of Noah D. Beerman as President and Chief Executive Officer. Following this quarter, Noah D. Beerman joined RXi as its new President and Chief Executive Officer as part of a planned succession in leadership as the company looks to advance from the research stage to product development and execution of therapeutic collaborations and partnerships. Mr. Beerman succeeds RXi’s co-founder, Tod Woolf, Ph.D., who will continue as a member of RXi’s Scientific Advisory Board.

•	Completed $8.3 million Public Offering. RXi received approximately $7.8 million in net proceeds from the offering that closed on August 4, 2009. Proceeds from the transaction are being used to meet working capital needs and for general corporate purposes.

•	Provided Updates at Annual Investor Day. RXi held its 2nd annual investor day where the public was updated on the status of RXi’s therapeutic indications, research findings, intellectual property and business development efforts.

•	Strengthened Position in RXi Proprietary Self-delivering rxRNA™. RXi acquired direct ownership of previously licensed RNAi delivery intellectual property from Advirna LLC. RXi’s self-delivering rxRNA™ (sd-rxRNA™) technology platform, which is based on a combination of Advirna technology and RXi’s internally developed technology, has shown extremely promising pre-clinical results prompting RXi to acquire direct ownership of the Advirna technology. By including the Advirna intellectual property in RXi’s proprietary portfolio, the company gains full control of patent prosecution, enhancing the potential of obtaining broader claims that would further strengthen RXi’s intellectual property position.

•	Received Notices of Allowance for a Set of Patents Encompassing siRNA Sequences. Notices of Allowance were issued by the United States Patent Office (USPTO) on patent applications filed by Thermo Fisher Scientific Inc. and licensed to RXi Pharmaceuticals encompassing small interfering RNA (siRNA) sequences targeting a number of human genes. These applications, which contain claims that cover specific siRNA sequences, are the first to have received notices of allowance by the USPTO of many patent applications encompassing siRNA sequences licensed by RXi from Thermo Fisher Scientific. RXi has obtained broad rights to these sequence-specific patent applications.
Scientific Achievements:
•	Presented Pre-clinical Animal Data on Self-delivering rxRNA™ Compounds. RXi presented encouraging animal data on its sd-rxRNA™ compounds at its investor day and other key scientific conferences. The new data includes improved pharmacology with both local and systemic administration in animal models. This research with sd-rxRNAs additionally show:
•	Increased serum stability

•	Improved retention in the circulation

•	Minimal immune response activation

•	Efficient cellular uptake and internalization to many diverse cell types

•	Systemic delivery to the liver with effective gene silencing

•	Local delivery via intradermal injection with effective gene silencing
•	Continued the Advancement of RNAi Therapeutics Platform. RXi’s comprehensive therapeutic platform, which is comprised of next generation rxRNA™ compounds and advanced delivery approaches, continues to produce promising pre-clinical data, especially as it relates to RXi’s proprietary sd-rxRNA™ compounds. Data has been presented demonstrating the robustness and potential for broad-based applications using sd-rxRNA™ compounds in diverse therapeutic areas that may enable multiple opportunities for developing a sustainable pipeline of RNAi therapeutics for unmet medical needs.

•	Established Oligonucleotide Production Capabilities. To progress the development of RXi’s internal programs, collaborations and future partnerships, the company established the expertise to produce oligonucleotides for RNAi compounds at its facility. This will allow the optimization and manufacture of sd-rxRNA™ and other proprietary RNAi compounds and compress discovery timelines.
Financial Highlights:
The Company reported a net loss of $12.2 million, or $0.85 per share, for the nine months ended September 30, 2009, compared to a net loss of $10.3 million, or $0.79 per share, for the same period in 2008. The Company had 16,207,625 common shares outstanding at September 30, 2009, as compared to 13,763,231 common shares outstanding at December 31, 2008.
Research and development expenses for the nine months ended September 30, 2009 were $6.5 million, including approximately $1.6 million in stock based compensation, compared to $5.1 million including $1.8 million in stock-based compensation, for the nine months ended September 30, 2008. The increase of $1.4 million, or 27%, was primarily due to higher staff-related costs resulting from growth in R&D staff, higher supplies cost and increased patent application and prosecution expenses coupled with a decrease of approximately $0.2 million in stock-based compensation. General and administrative expenses for the nine months ended September 30, 2009 were $5.7 million, including $1.5 million in stock based compensation, compared to $5.5 million, including $1.4 million in stock based compensation, for the nine months ended September 30, 2008. The increase of $.2 million, or 4%, was primarily due to non-cash expense totaling $1.1 million associated with warrants issued for business advisory services and common stock issued pursuant to Standby Equity Distribution Agreement (SEDA) that the Company entered into in January 2009 offset by a $1.0 million gain from the change in fair value of common stock warrants issued with our registered direct offering that closed in August 2009.
As of September 30, 2009, cash and cash equivalents totaled $9.0 million, compared to cash and cash equivalents of $9.9 million at December 31, 2008. This decrease is due to cash used in operations of $8.5 million for the nine months ended September 30, 2009 partially offset by the proceeds from the Company’s registered direct offering. On July 31, 2009, the Company entered into a definitive agreement relating to the registered direct offering for the purchase of 2,385,715 shares of its common stock at $3.50 per share, and warrants to purchase up to 954,286 shares of common stock at an exercise price of $4.50 per share which will be exercisable beginning on February 3, 2010. The offering closed on August 4, 2009. The Company received approximately $7.8 million in net proceeds from the offering. Proceeds from the transaction will be used to meet working capital needs and for general corporate purposes.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals has a comprehensive RNAi platform that includes both RNAi compounds and delivery methods. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100 pM activity in cell culture), in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong, early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk of delays in satisfying the conditions to selling any of the securities to YA Global Investments pursuant to the Standby Equity Distribution Agreement that we have in place with them and the potential adverse impact on the market price of our securities due to resale by YA Global Investments of securities purchased from the Company if the Company sells them securities, the risk that the proceeds from the recently completed securities offering will be insufficient to meet all of the capital needed to support our operations, the risk that pre-clinical results of our oral delivery technology obtained to date may not be reproducible in subsequent pre-clinical or clinical trials, the risk that unanticipated safety or efficacy issues may arise in the course of developing our oral delivery technology, the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Statements of Expenses
(in thousands, except share and per share data)
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Research and development expense	$2,091	$1,200	$6,533	$5,054
General and administrative expense	895	2,264	5,699	5,477

Operating loss	(2,986)	(3,464)	(12,232)	(10,531)
Other income( expense), net	(1)	56	(7)	159

Net loss	$(2,987)	$(3,408)	$(12,239)	$(10,372)

Net loss per common share:
Basic and diluted loss per share	($0.19)	($0.25)	($0.85)	($0.79)

Weighted average common shares outstanding:
Basic and diluted	15,327,482	13,757,731	14,319,262	13,064,396

Rxi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$8,988	$9,856
Prepaid expenses and other current assets	245	73
Equipment and furnishings, net	472	414
Deposits	16	16

Total assets	$9,721	$10,359

Accounts payable	$534	$394
Accrued expense and other current liabilities	1,477	976
Warrants potentially settled in cash	1,867	—
Current maturities of capital lease obligations	24	17

Total current liabilities	3,902	1,387
Capital lease obligations, net of current maturities	80	4

Total liabilities	3,982	1,391
Total stockholders’ equity	5,739	8,968

Total liabilities and stockholders’ equity	$9,721	$10,359

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
S. A. Noonan Communications
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com